Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Bio-Techne Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-37263, 333-88885, 333-49962, 333-170576, 333-199847, and 333-207710) on Form S-8 of Bio-Techne Corporation of our report dated August 29, 2016, with respect to the consolidated balance sheets of Bio-Techne Corporation as of June 30, 2016 and 2015, and the related consolidated statements of earnings and comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2016, and the effectiveness of internal control over financial reporting as of June 30, 2016, which reports appears in the June 30, 2016 annual report on Form 10-K of Bio-Techne Corporation.

Our report dated August 29, 2016, on the effectiveness of internal control over financial reporting as of June 30, 2016, expresses our opinion that Bio-Techne Corporation did not maintain effective internal control over financial reporting as of June 30, 2016 because of the effects of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that material weaknesses were identified related to an ineffective control environment and risk assessment, information and communication, and monitoring processes as well as ineffective control activities over the completeness and accuracy of data used in the financial reporting process.

Our report dated August 29, 2016, on the effectiveness of internal control over financial reporting as of June 30, 2016, contains an explanatory paragraph that states that the scope of management assessment of the effectiveness of internal control over financial reporting excluded the operations of Cliniqa Corporation and Zephyrus Biosciences, which were acquired on July 8, 2015 and March 14, 2016, respectively. Cliniqa Corporation and Zephyrus Biosciences represented 9.0% of Bio-Techne Corporation’s total assets and 5.3% of its total revenues as of and for the year ended June 30, 2016. Our audit of internal control over financial reporting of Bio-Techne Corporation also excluded an evaluation of the internal control over financial reporting of Cliniqa Corporation and Zephyrus Biosciences.

/s/ KPMG LLP

Minneapolis, Minnesota

August 29, 2016